SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 23, 2008
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-00368	41-0462685
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (866) 410-8780
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 23, 2008, Varistar Corporation (“Varistar”), a wholly-owned subsidiary of Otter Tail Corporation (the “Company”), entered into a $200 million Amended and Restated Credit Agreement (the “A&R Credit Agreement”) with the Banks named therein, U.S. Bank National Association, a national banking association, as agent for the Banks and as Lead Arranger, and Bank of America, N.A., Keybank National Association, and Wells Fargo Bank, National Association, as Co-Documentation Agents. The A&R Credit Agreement amends and restates the $200 million Credit Agreement, dated as of October 2, 2007 (the “Original Credit Agreement”), among the parties to the A&R Credit Agreement, and is an unsecured revolving credit facility that Varistar can draw on to support its operations. The Original Credit Agreement was amended to provide that, in the event the Company elects to form a holding company, the A&R Credit Agreement will become an obligation of the new holding company on the terms and subject to the conditions specified in the A&R Credit Agreement, which include changes to the interest rate and financial covenants. The line of credit may be increased to $300 million on the terms and subject to the conditions described in the A&R Credit Agreement, and will expire on October 2, 2010. Upon effectiveness of the amendment, borrowings under the line of credit bear interest at LIBOR plus 2.000%, subject to adjustment based on Varistar’s “Adjusted Cash Flow Leverage Ratio” (as defined in the A&R Credit Agreement). In the event the Company elects to form a holding company on the terms and subject to the conditions specified in the A&R Credit Agreement (the “Permitted Reorganization”), the interest rate for loans after the effectiveness of the Permitted Reorganization will be based on the senior unsecured credit ratings of the new holding company.
     The A&R Credit Agreement, which is filed as Exhibit 4.1 to this Form 8-K, contains a number of restrictions on the businesses of Varistar and its material subsidiaries, including restrictions on their ability to merge, sell assets, make certain investments, create or incur liens on assets, guarantee the obligations of any other party, and engage in transactions with related parties. The A&R Credit Agreement also contains certain financial covenants. Specifically, Varistar must maintain a “Fixed Charge Coverage Ratio” (as defined in the A&R Credit Agreement) of not less than 1.20 to 1.00 for each period of four consecutive quarters through March 31, 2009, and not less than 1.25 to 1.00 for each period of four consecutive fiscal quarters ending June 30, 2009 and thereafter. In addition, Varistar must not permit its “Cash Flow Leverage Ratio” (as defined in the A&R Credit Agreement) to exceed 3.25 to 1.00 for each period of four consecutive fiscal quarters through March 31, 2009, or to exceed 3.00 to 1.00 for each period of four consecutive fiscal quarters ending June 30, 2009 and thereafter. Varistar was in compliance with its financial covenants for the period ended September 30, 2008. Upon the effectiveness of the Permitted Reorganization, the new holding company must comply with separate financial covenants. Specifically, the new holding company must not permit the ratio of its “Interest-bearing Debt” to “Total Capitalization” (each as defined in the A&R Credit Agreement) to be greater than 0.60 to 1.00, or permit its “Interest and Dividend Coverage Ratio” (as defined in the A&R Credit Agreement) for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00. The A&R Credit Agreement also contains affirmative covenants and events of default. The A&R Credit Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in the Company’s credit ratings. Varistar’s obligations under the A&R Credit Agreement are guaranteed by each of its material subsidiaries.

     The description of the terms of the A&R Credit Agreement in this Item 1.01 is qualified in its entirety by reference to Exhibit 4.1 to this Form 8-K.
     U.S. Bank, Bank of America, N.A., Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. are parties to the A&R Credit Agreement and are also parties to the Credit Agreement, dated as of July 30, 2008, among Otter Tail Corporation, dba Otter Tail Power Company, the Banks named therein, Bank of America, N.A., as Syndication Agent, and U.S. Bank National Association, as agent for the Banks, which creates an unsecured revolving credit facility that Otter Tail Corporation, dba Otter Tail Power Company can draw on to support its electric operations.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information contained in Item 1.01 above is incorporated herein by reference. As of December 23, 2008, approximately $121 million was outstanding under the A&R Credit Agreement, including $14 million of outstanding letters of credit, all of which was outstanding under the Original Credit Agreement immediately prior to the effectiveness of the A&R Credit Agreement.

Item 9.01 Financial Statement and Exhibits
     (d) Exhibits
4.1	Amended and Restated Credit Agreement, dated as of December 23, 2008, among Varistar Corporation, the Banks named therein, U.S. Bank National Association, a national banking association, as agent for the Banks and as Lead Arranger, and Bank of America, N.A., Keybank National Association, and Wells Fargo Bank, National Association, as Co-Documentation Agents.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: December 30, 2008	By	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Amended and Restated Credit Agreement, dated as of December 23, 2008, among Varistar Corporation, the Banks named therein, U.S. Bank National Association, a national banking association, as agent for the Banks and as Lead Arranger, and Bank of America, N.A., Keybank National Association, and Wells Fargo Bank, National Association, as Co-Documentation Agents.

6